Exhibit 99.3

Boise Cascade Company Non-GAAP EBITDA and Adjusted EBITDA Reconciliation
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. The following table reconciles our preliminary estimates of net income to EBITDA and Adjusted EBITDA for the three months ended June 30, 2020:

	Preliminary Estimates
	Three Months Ended
	June 30, 2020
	Low	High
	(in thousands)
Net income	$31,000	$35,000
Interest expense	6,600	6,700
Interest income	(150)	(200)
Income tax provision	10,350	11,800
Depreciation and amortization	19,800	20,100
EBITDA	67,600	73,400
Change in fair value of interest rate swaps	400	600
Adjusted EBITDA	$68,000	$74,000

The following table reconciles preliminary estimates of segment income and unallocated corporate costs to EBITDA and adjusted EBITDA for the three months ended June 30, 2020:

	Preliminary Estimates
	Three Months Ended
	June 30, 2020
	Low	High
	(in thousands)
Wood Products
Segment income	$15,100	$17,900
Depreciation and amortization	13,900	14,100
EBITDA	$29,000	$32,000

Building Materials Distribution
Segment income	$41,450	$44,650
Depreciation and amortization	5,550	5,600
EBITDA	$47,000	$50,250

Corporate
Unallocated corporate costs	$(8,400)	$(8,800)
Foreign currency exchange gain (loss)	350	450
Pension expense (excluding service costs)	(300)	(300)
Change in fair value of interest rate swaps	(400)	(600)
Depreciation and amortization	350	400
EBITDA	(8,400)	(8,850)
Change in fair value of interest rate swaps	400	600
Corporate adjusted EBITDA	$(8,000)	$(8,250)

Total company adjusted EBITDA	$68,000	$74,000

Use of Non-GAAP Financial Measures

We refer to the terms EBITDA and Adjusted EBITDA as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States (GAAP). We believe EBITDA and Adjusted EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA and Adjusted EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA and Adjusted EBITDA, however, are not measures of our liquidity or financial performance under generally accepted accounting principles (GAAP) and should not be considered as alternatives to net income, income from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of net income or segment income (loss) have limitations as analytical tools, including the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.